Exhibit 10.05

On June 17, 2005, the Company entered into a temporary verbal consulting arrangement with Robert S. Merritt, the Company’s former Chief Financial Officer.

The following outlines the verbal arrangement: (1) the verbal agreement may be terminated by either party at any time; (2) Mr. Merritt will receive a monthly consulting fee of $50,000; and (3) the term of the verbal arrangement will continue through the hiring and orientation of a permanent CFO.